SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2002

TECHNISOURCE, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	000-24391	59-2786227

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1901 W. Cypress Creek Road
Suite 200
Ft. Lauderdale, Florida 33309
(Address of principal executive offices)

954-493-8601
(Registrant’s telephone number, including area code)

Item 5. Other Events.

     On June 10, 2002, the Registrant, Technisource, Inc., a Florida Corporation (“Technisource”) and IM Merger Corp., a wholly-owned subsidiary of IM Acquisition, Inc. (together, “IntelliMark”), entered into an Agreement and Plan of Merger dated June 10, 2002 (the “Merger Agreement”), pursuant to which IntelliMark will commence a cash tender offer to purchase all of the Registrant’s issued and outstanding shares of common stock, par value $0.01 per share. The purchase price is $4.00 per share in cash.

     Concurrently with the execution and delivery of the Merger Agreement, certain shareholders of the Registrant entered into a shareholders agreement (the “Shareholders Agreement”) with the Registrant and IntelliMark. Also, the Registrant entered into a Stock Option Agreement with IntelliMark granting IntelliMark certain stock options exercisable, subject to certain conditions, upon IntelliMark’s acceptance for payment of shares tendered to IntelliMark. Both the Shareholders Agreement and the Stock Option Agreement terminate in the event the Merger Agreement is terminated.

     A copy of the Merger Agreement, the Shareholders Agreement and the Stock Option Agreement are attached as exhibits to this report. The Registrant’s security holders and any potential investors in the Registrant are advised to carefully read the tender offer statement on Schedule TO, the solicitation/recommendation statement on Schedule 14D-9 and any other documents the Registrant or IntelliMark files with the Securities and Exchange Commission in connection with the proposed tender offer or merger when they become available because they will contain important information about the proposed transaction. Investors and security holders may obtain free copies of these documents (when available) and other documents filed by the Registrant at the SEC’s website at www.sec.gov.

Item 7. Financial Statements and Exhibits.

     (c)  Exhibits.

Exhibit 99.1	Agreement and Plan of Merger, dated June 10, 2002, among Technisource, Inc., IM Acquistion, Inc., and IM Merger Corp.

Exhibit 99.2	Shareholders Agreement, dated June 10, 2002, among Technisource, Inc., IM Acquisition, Inc., IM Merger Corp. and certain shareholders of Technisource, Inc.

Exhibit 99.3	Stock Option Agreement, dated June 10, 2002, by and between IM Acquisition, Inc. and Technisource, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHNISOURCE, INC

By: /s/ C. Shelton James

Name: C. Shelton James Title: Chief Executive Officer

Dated: June 10, 2002

Exhibit Index

Exhibit Number	Description

Exhibit 99.1	Agreement and Plan of Merger, dated June 10, 2002, among Technisource, Inc., IM Acquistion, Inc., and IM Merger Corp.

Exhibit 99.2	Shareholders Agreement, dated June 10, 2002, among Technisource, Inc., IM Acquisition, Inc., IM Merger Corp. and certain shareholders of Technisource, Inc.

Exhibit 99.3	Stock Option Agreement, dated June 10, 2002, by and between IM Acquisition, Inc. and Technisource, Inc.

4